Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the nine months ended December 31, 2012 of LendingClub Corporation, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
San Francisco, CA
April 28, 2014